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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Formation	Trade Names
Overstock.com Real Estate LLC	Utah	Overstock.com Real Estate
Overstock.com Services, Inc.	Utah	Overstock.com Services
Market Partner Holdings, Inc.	Utah
Market Partner Operations, Inc.	Utah
Market Partner SR, Inc.	Utah

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT